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                                                                      EXHIBIT 12



               UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (UNAUDITED)






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
                                                               FOR THE TWELVE MONTHS ENDED                   FOR THE THREE MONTHS

                                                                       DECEMBER 31,                             ENDED MARCH 31,
                                            ---------------------------------------------------------------  -----------------------
                                                1990        1991         1992         1993         1994          1994        1995
                                            ---------------------------------------------------------------  -----------------------
EARNINGS:
  Net income                                $11,607,000  $20,319,000  $20,020,000  $24,011,000  $28,720,000  $10,287,000 $11,841,000
  Income taxes                                7,060,000   10,239,000   20,933,000   11,085,000   18,209,000    6,507,000   7,503,000
  Interest expense                           22,589,000    8,150,000   11,414,000    8,645,000    6,275,000    1,822,000   1,614,000
  Interest portion of lease\rental expense   12,946,000   13,117,000   12,075,000   11,714,000   11,012,000    2,742,000   2,750,000
  Amortization of debt issuance costs           499,000      408,000      313,000      190,000      693,000       78,000      47,000
                                            ---------------------------------------------------------------  -----------------------
                                            $54,701,000  $52,233,000  $64,755,000  $55,645,000  $64,909,000  $21,436,000 $23,755,000
                                            ===============================================================  =======================

FIXED CHARGES:
  Interest expense                          $22,589,000   $8,150,000  $11,414,000   $8,645,000   $6,275,000   $1,822,000  $1,614,000
  Interest portion of lease\rental expense   12,946,000   13,117,000   12,075,000   11,714,000   11,012,000    2,742,000   2,750,000
  Amortization of debt issuance costs           499,000      408,000      313,000      190,000      693,000       78,000      47,000
                                            ---------------------------------------------------------------  -----------------------
                                            $36,034,000  $21,675,000  $23,802,000  $20,549,000  $17,980,000   $4,642,000  $4,411,000
                                            ===============================================================  =======================



Fixed charge coverage ratio                         1.5          2.4          2.7          2.7          3.6          4.6         5.4
                                            ===============================================================  =======================
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